Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports First Quarter 2022 Financial Results

–Conference call scheduled for 8:30 a.m. ET today–

Miami, Florida - May 13, 2022— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today provided a business update and reported its financial results for the first quarter ended March 31, 2022.

First Quarter Business Updates:

Lomecel-B for Alzheimer’s Disease:

●	In January 2022, we initiated enrollment in a 48-patient, 4-arm, parallel design, randomized (1:1:1:1) Phase 2a clinical trial of Lomecel-B infusion in patients with mild Alzheimer’s disease. The Phase 2a study is intended to evaluate the safety of single and multiple infusions of two different dose levels of Lomecel-B compared to placebo. Other endpoints include brain volumetry by MRI, biomarkers relevant to inflammation and endothelial/vascular systems, and measures of cognitive function.

●	On March 31st, 2022, Longeveron announced the publication of a manuscript in Alzheimer’s & Dementia: The Journal of the Alzheimer’s Association® detailing the previously completed and announced Phase 1 Alzheimer’s disease trial results.

Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS):

●	The ELPIS II trial (Phase 2a) continues to enroll infants. EPLIS II is a 38-patient, randomized (1:1), blinded, controlled Phase 2a clinical trial intended to evaluate the safety and efficacy of intramyocardial injection of Lomecel-B in infants with HLHS who are undergoing Stage II reconstructive cardiac surgery. The trial is partially funded by a grant from the National Institute of Health’s National Heart, Lung, and Blood Institute (NHLBI; Grant number 1UG3HL148318). All seven planned clinical sites have been activated for enrollment, and additional sites are being considered. Lomecel-B for HLHS has been granted both Rare Pediatric Disease and Orphan Drug Designations by the United States Food and Drug Administration (FDA).

●	The Company expects to submit the full Phase 1 (“ELPIS I”) trial results for publication in a peer-reviewed journal, with acceptance and publication currently anticipated in 2022. Longeveron previously announced top-line data from ELPIS I on September 9th, 2021.

Lomecel-B for Aging Frailty:

●	A planned Japanese Aging Frailty Phase 2 trial is currently on track to initiate in the first half of 2022. The Phase 2 clinical trial is an investigator-initiated 3-arm, parallel design, randomized (1:1:1), placebo-controlled, double-blind single infusion study of two different dose levels of Lomecel-B being conducted by our clinical partners at the National Center for Geriatrics & Gerontology (NCGG; Nagoya), and Juntendo University Hospital (Tokyo).

●	The Company is currently on-track to report top-line results from the Phase 1/2 “HERA” Aging Frailty trial in the first half of 2022. The Phase HERA trial is a multicenter, randomized, placebo-controlled study intended primarily to evaluate safety, and to explore the effect Lomecel-B may have on specific biomarkers of immune system function in older, frail individuals receiving the high dose influenza vaccine, as well as to evaluate potential effects of Lomecel-B on signs and symptoms of Aging Frailty.

●	On January 12, 2022, Longeveron announced publication of the Lomecel-B Phase 2b Aging Frailty trial design in The Journal of Aging and Frailty.

●	Longeveron expects to submit a manuscript detailing the full Phase 2b Aging Frailty trial results to a peer-reviewed journal, with acceptance and publication currently anticipated in 2022. Top-line results from the Phase 2b Aging Frailty trial were previously announced on August 13th, 2021.

Lomecel-B for Acute Respiratory Distress Syndrome (ARDS) caused by either Covid-19 or Influenza Infection:

●	The two-cohort, 70-patient Phase 1 trial continues to screen subjects at three participating centers in the U.S. Screening and enrollment for this study has been slower than expected due mainly to fewer hospitalizations related to ARDS. It is anticipated that enrollment will continue through 2022.

CEO Transition and Addition to Board of Directors:

●	On April 5, 2022, K. Chris Min, M.D., Ph.D., joined Longeveron as Chief Medical Officer (CMO) to lead global clinical development and regulatory strategy.

○	Dr. Min, a board certified neurologist, has extensive experience in pharma and biotech clinical development, including work in cell therapy, with leading R&D and clinical teams, and in advancing regulatory engagements with the FDA from early clinical stage Investigational New Drug (IND) applications through to pre-approval New Drug Applications (NDA). Dr. Min previously served as VP and Head of Medical & Clinical Development at Enterin Inc., Head of Clinical Pharmacology at Cerevel Therapeutics, and Senior Medical Director of Neurology at BlueRock Therapeutics. Dr. Min spent nearly 8 years in early clinical development at Merck Research Laboratories. Prior to his career in industry, Dr. Min was on the faculty of the neurology department at the Vagelos College of Physicians and Surgeons at Columbia University for nearly a decade. Dr. Min obtained his M.D. from the Weill Medical College of Cornell University, a Ph.D. in Biochemistry from The Rockefeller University, and a B.A. in Biochemical Sciences from Harvard College.

●	Current CEO Geoff Green notified the Board of Directors of his intention to step down as CEO, so as to pursue new opportunities, effective June 1st, 2022. On May 9th, Longeveron’s Board of Directors announced that Dr. Min has been appointed as Interim Chief Executive Officer, effective June 1st, 2022.

●	On February 17, 2022, Longeveron appointed seasoned attorney and biopharmaceutical executive Todd Girolamo to its Board of Directors. Specializing in health-related products, Mr. Girolamo’s experience includes Securities and Exchange Commission, stock exchange, and Food and Drug Administration compliance; corporate finance; M&A; and licensing activities, with further experience with intellectual property, litigation, and drug development. Mr. Girolamo is currently General Counsel at ProKidney LP. Prior to that he spent 11 years at Caladrius Biosciences, Inc. as Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary. Mr. Girolamo obtained his B.A. from Harvard College, a J.D. from the University of Pennsylvania Law School, and an M.B.A. from Columbia Business School.

Financial Results for First Quarter Ended March 31, 2022

Revenue: Revenue for each of the first quarters of 2022 and 2021 was $0.4 million. Revenue consisted of:

●	Clinical trial revenue, which comes from the Bahamas Registry Trial, for the three months ended March 31, 2022 and 2021 was $0.3 million and $0.2 million, respectively, 88% higher when compared to the same period in 2021. During the first quarter of 2022, clinical trial revenue, which is comprised of The Bahamas Registry Trial, did increase as a result of lessening of COVID-19 travel restrictions, as compared to the first quarter of 2021.

●	Grant revenue for the three months ended March 31, 2022 and 2021 was $0.1 million and $0.2 million, respectively. The 72% decrease compared to the same period in 2021 was primarily due to a reduction in grant funds available due to the completion of the grant-funded clinical trials.

R&D Expenses: Research and development expenses in the first quarter 2022 were $1.4 million compared to $1.3 million for the same period in 2021. The increase of $0.1 million, or 6%, was primarily due to an increase in research and development expenses that were not reimbursable by grants. Equity based compensation allocated to research and development expenses decreased from $0.4 million for the three months ended March 31, 2021 compared to $0.1 million for the same period in 2022.

G&A Expenses: General and administrative expenses in the first quarter 2022 were $2.0 million compared to $1.7 million for the same period in 2021. The increase of approximately $0.3 million, or 16%, was primarily related to an increase in compensation and insurance costs. During the three months ended March 31, 2022 expenses for compensation, insurance and professional services increased by $0.8 million when compared to the same period in 2021. Equity based compensation allocated to general and administrative expenses decreased from $0.9 million for the three months ended March 31, 2021 to $0.4 million for the same period in 2022.

Net Loss: Net loss was $3.5 million in the first quarter 2022 compared to $3.1 million for the same period in 2021.

Per Share: Net loss per share was $0.17 in the first quarter 2022 compared to $0.18 for the same period in 2021.

Cash and short-term investments: Cash and short-term investments was $30.6 million and $35.0 million as of March 31, 2022 and December 31, 2021, respectively.

Financial Outlook

We believe, based on the current operating plan and financial resources, that our existing cash and short-term investments will be sufficient to cover expenses and capital requirements into the first half of 2024.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s first quarter 2022 financial results and provide a business update.

Dial-in Number

U.S. Dial-in Number: 844-200-6205

Canada Dial-in Number: 833-950-0062

All Other Locations Dial-in Number: 929-526-1599

Access code: 309564

U.S. Replay Dial-in Number: 866-813-9403

Canada Replay Dial-in Number: 226-828-7578

All Other Locations Dial-in Number: 44-204-525-0658

Conference ID: 643763

An audio webcast of the call may also be accessed from the ‘Investors’ page of the Longeveron website at www.longeveron.com. A replay of the call will be available on the Longeveron website shortly after completion of the call.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Alzheimer’s disease, hypoplastic left heart syndrome (HLHS), Aging Frailty, and Acute Respiratory Distress Syndrome (ARDS). The Company’s mission is to advance Lomecel-B into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates; our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue; existing regulations and regulatory developments in the U.S., Japan and other jurisdictions; our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and our ability to attract and retain such personnel; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our need to raise additional capital, and the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors; our financial performance, and the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditures requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, and our Quarterly Report on Form 10-Q for the period ended March 31, 2022. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Elsie Yau

Stern Investor Relations

212-698-8700

elsie.yau@sternir.com

Source: Longeveron Inc

Longeveron Inc.

Selected Balance Sheet Data

(in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
Cash	$22,132	$25,658
Short-term investments	8,449	9,333
Property and equipment	2,966	3,062
Intangible assets	2,361	2,334
Other assets	3,265	2,379
Total assets	$39,173	$42,766
Total liabilities	4,867	5,313
Total members’ equity and stockholders’ equity	34,306	37,453
Total liabilities, member’s equity and stockholders’ equity	$39,173	$42,766

Longeveron Inc.

Condensed Statements of Operations

(Unaudited) (In thousands, except per share data)

	Three months ended March 31,
	2022	2021
Revenues
Grant revenue	$60	$211
Clinical trial revenue	310	165
Total revenues	370	376
Cost of revenues	70	227
Gross profit	300	149

Operating expenses
General and administrative	1,980	1,707
Research and development	1,427	1,350
Selling and marketing	287	550
Total operating expenses	3,694	3,607
Loss from operations	(3,394)	(3,458)
Other (expense) and income
Forgiveness of Paycheck Protection Program loan	-	300
Other (expense) income, net	(116)	47
Total other (expense) and income, net	(116)	347
Net loss	$(3,510)	$(3,111)
Basic and diluted net loss per share	$(0.17)	$(0.18)
Basic and diluted weighted average common shares outstanding	20,911,203	17,491,066

See accompanying notes to unaudited condensed financial statements.